Exhibit 99.1

ALTRIA GROUP, INC. ANNOUNCES RETIREMENT OF DIRECTOR NABIL Y. SAKKAB FROM

BOARD OF DIRECTORS

RICHMOND, Va. (October 25, 2023) – Nabil Y. Sakkab, a director of Altria Group, Inc. (“Altria”) since 2008, will retire from service on our Board of Directors following the completion of his current term. Consequently, Mr. Sakkab will not stand for re-election to the Board of Directors at Altria’s 2024 Annual Meeting of Shareholders, which Altria anticipates holding on May 16, 2024.

“Nabil’s contributions have significantly benefited Altria over the past 15 years,” said Kathryn McQuade, Altria’s independent Chair of the Board. “We thank him for his long and distinguished service and wish him the very best upon his retirement.”

Dr. Sakkab is Chair of the Innovation Committee and is a member of the Executive, Finance, and Nominating, Corporate Governance and Social Responsibility Committees. Dr. Sakkab held a variety of positions at The Procter & Gamble Company beginning in 1974. He retired in November 2007 as Senior Vice President, Corporate Research and Development. He is a director of several privately held companies. He previously served as a director of Deinove (Euronext Growth Paris: ALDEI) from 2010 to April 2016, Givaudan SA (SWX: GIVN) from 2008 to March 2015 and Pharnext (Euronext Growth Paris: ALPHA) from 2012 to July 2020.

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices—believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), currently the only e-vapor manufacturer to receive market authorizations from the U.S. Food and Drug Administration (FDA) for a pod-based e-vapor product.

6601 West Broad Street, Richmond VA 23230

Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.

Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Investor Relations

Altria Client Services

(804) 484-8222

Media Relations

Altria Client Services

(804) 484-8897

2